Exhibit 10.56

AXA EQUITABLE HOLDINGS, INC.

SHORT-TERM INCENTIVE COMPENSATION PLAN

SECTION 1

PURPOSE

This AXA Equitable Holdings, Inc. Short-Term Incentive Compensation Plan (the “Plan”) is intended to permit AXA Equitable Holdings, Inc. and its Subsidiaries, through awards of incentive compensation, to attract, retain and motivate qualified employees.

SECTION 2

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Age/Service Requirement” means, with respect to a Participant, that the Participant has attained at least 55 years of age with at least five years of service with the Company and/or one of its Affiliates.

“Board” means the Board of Directors of the Company, or the successor thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or its delegatee pursuant to Section 3.3 hereof.

“Company” means AXA Equitable Holdings, Inc., a Delaware corporation, or any successor thereto.

“Individual Award Opportunity” means the potential of a Participant to receive an incentive payment under the Plan. An Individual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula.

“Omnibus Plan” means the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan, as may be amended from time to time, or any successor plan thereto.

“Participant” means, for each Performance Period, each employee of the Company, an Affiliate or a Subsidiary whom the Committee has selected to participate in the Plan for a specified Performance Period.

“Performance Period” means the Company’s fiscal year or any other period designated by the Committee.

“Plan” means this AXA Equitable Holdings, Inc. Short-Term Incentive Compensation Plan, as amended from time to time.

“Section 409A of the Code” means Section 409A of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

SECTION 3

ADMINISTRATION

3.1 General. The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine the Individual Award Opportunity and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, and former Participants and their respective successors and assigns.

3.2 Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to (and without limiting) those described in Section 3.1:

(a) to establish performance goals and/or other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including but not limited to the treatment of such awards upon a termination of employment or service with the Company;

(b) to determine whether the performance goals for a Performance Period and any other terms and conditions applicable to the Individual Award Opportunities have been satisfied;

(c) to determine the form of payment of incentive payments under the Plan; and

(d) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3 Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to a director or subcommittee of directors of the Board, the Chief Executive Officer or other executive officer or function of the Company as the Committee deems appropriate. Notwithstanding the foregoing, no Participant shall make decisions under this Plan with respect to his or her own compensation or with respect to the compensation of any person to whom such Participant reports directly or indirectly, including, without limitation, regarding his or her own (or such report’s) Individual Award Opportunity.

SECTION 4

PERFORMANCE GOALS

4.1 Establishing Performance Goals; Other Terms and Conditions. The Committee may establish for each Performance Period one or more performance goals for each Participant or for any group of Participants (or both). The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance, as well as minimum required payments. Without limiting the Committee’s discretion hereunder, performance goals (a) may be established (i) on a Company-wide basis, (ii) with respect to one or more business units, divisions, Subsidiaries or products, (iii) based on individual performance or other individual measures or (iv) any combination thereof, and (b) may be expressed in absolute terms or relative to other metrics including internal targets or budgets, past performance of the Company, the performance of one or more similarly situated companies, performance of an index, outstanding equity or other external measures. The payment of any compensation under the Plan, and the establishment of performance goals, as applicable, shall be subject to such other rules and conditions as the Committee may establish.

4.2 Adjustments. The Committee may determine in its sole discretion how any performance goals, targets or metrics shall be adjusted at such time or times as determined by the Committee. Without limiting the foregoing, (a) the Committee may adjust the performance goals for any Performance Period as it deems appropriate in recognition of unusual or non-recurring events affecting the Company; changes in applicable tax laws or accounting principles; other material extraordinary events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments; or such other factors as the Committee may determine; and (b) to the extent that a performance goal relates to the common stock of the Company, then, in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spinoff, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee may make or provide for such adjustments in such performance goals as the Committee in its sole discretion may in good faith determine to be required or appropriate.

SECTION 5

INDIVIDUAL AWARD OPPORTUNITIES; PAYMENTS

5.1 Terms. The Committee may establish an Individual Award Opportunity for any Participant or group of Participants.

5.2 Committee Discretion. In all cases the Committee shall have the sole and absolute discretion to: (a) reduce or eliminate the amount of any payment under the Plan that would otherwise be made to any Participant, and (b) determine that an amount shall be paid under the Plan that is greater than what would apply under the applicable performance goals, based on individual performance or any other criteria that the Committee deems appropriate.

5.3 Incentive Payments. Prior to payment of amounts under the Plan, the Committee shall determine whether the performance goals and other terms and conditions, as applicable, have been attained, and the amount of bonus payable to a Participant under the Plan. Unless otherwise determined by the Committee, payments under the Plan shall be paid following the end of the fiscal year to which the Performance Period relates, but not later than March 15 following the end of such fiscal year. Unless determined otherwise by the Committee, Participants must be employed on the date of payment, provided that in the event that a Participant who has met the Age/Service Requirement voluntarily terminates employment during the Performance Period, such Participant shall receive a pro-rata portion of his or her Individual Award Opportunity determined by multiplying the lower of his or her (x) most recent short-term incentive compensation award and (y) his or her Individual Award Opportunity by a fraction, the numerator of which is the number of full calendar months that elapsed during the Performance Period prior to the date of the Participant’s voluntary termination and the denominator of which is the total number of full calendar months in the Performance Period.

5.4 Form of Payment. The Committee shall determine whether any amount payable under the Plan is payable in cash, in awards granted under the Omnibus Plan, or in any combination thereof. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock, including conditioning the vesting of such shares on the performance of additional service.

SECTION 6

GENERAL

6.1 Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate the Plan.

6.2 Non-Transferability of Awards. No Individual Award Opportunity under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no Individual Award Opportunity may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Individual Award Opportunity, such Individual Award Opportunity and all rights thereunder shall immediately become null and void.

6.3 Tax Withholding. The Company shall have the right to require, prior to the payment of any amount hereunder, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection therewith.

6.4 Payment by a Subsidiary or Affiliate. The Company may satisfy its obligations under the Plan with respect to a Participant by causing any Subsidiary or Affiliate to make the payment to which such Participant is entitled under the Plan.

6.5 No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any Individual Award Opportunities made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6 Designation of Beneficiary. If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding Individual Award Opportunity shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.7 Governing Law. This Plan and each Individual Award Opportunity hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8 Other Plans. Payments under Individual Award Opportunities shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (i) such other plan provides compensation such as payments made pursuant to Individual Award Opportunities are to be considered as compensation thereunder or (ii) the Committee so determines in writing. The adoption of the Plan shall not be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.9 Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs.

6.10 Forfeiture and Clawback of Individual Award Opportunities. The Company may (i) cancel, reduce, or require a Participant to forfeit any Individual Award Opportunity granted under the Plan or (ii) require a participant to reimburse or disgorge to the Company or reimburse the Company for any amounts received pursuant to the payment of an Individual Award Opportunity granted under the Plan, in each case, to the extent permitted or required by applicable law, regulation, stock exchange rule or Company policy in effect on or after the effective date of this Plan.

6.11 Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

6.12 409A Compliance. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any payment or right under this Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

6.13 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

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